EXHIBIT 99.3

Wachovia Bank, National Association
Wachovia Investment Holdings, LLC
Wachovia Capital Markets, LLC
One Wachovia Center 301 South College Street Charlotte, NC 28288-0737

CONFIDENTIAL

October 19, 2007

Radiation Therapy Services Holdings, Inc.
c/o Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
New York, NY 10167-4098

Attention:              James L. Elrod, Jr.
Managing Director

Re:          Project Ranger Commitment Letter
$410.0 Million Senior Secured Credit Facilities
$165.0 Million Senior Subordinated Bridge Facility

Ladies and Gentlemen:

You have advised Wachovia Bank, National Association (“Wachovia Bank”), Wachovia Investment Holdings, LLC (“Wachovia Investments”) and Wachovia Capital Markets, LLC (“Wachovia Securities” and, together with Wachovia Bank and Wachovia Investments, the “Wachovia Parties” or “we” or “us”) that Vestar Capital Partners V, L.P. (the “Sponsor”) and certain of its affiliates and other equity investors (collectively, the “Equity Investors”) intend to form a new holding company (“Parent”), which in turn has formed Radiation Therapy Services Holdings, Inc., a new holding company (“Holdings”), which in turn will directly own all of the equity interests of a new acquisition vehicle (“Acquisition Corp” or “you”), which will acquire (the “Acquisition”) and directly own all of the assets and equity interests of Radiation Therapy Services, Inc. (the “Acquired Company”), pursuant to an Agreement and Plan of Merger, among Acquisition Corp, Acquired Company and Holdings (the “Acquisition Agreement”). The date on which the Acquisition is consummated through the funding of the Credit Facilities is referred to as the “Closing Date”. Borrower shall have the meaning set forth in Annex A.

We understand that the total funds needed to finance the Acquisition, to repay certain existing debt of the Acquired Company and its subsidiaries (the “Refinancing”), to pay fees, commissions and expenses in connection with the Transactions (as defined below) and to finance ongoing working capital, acquisitions and general corporate requirements of the Borrower and certain of its subsidiaries following the Transactions will include:

(a)           senior secured credit facilities of up to $410.0 million to the Borrower consisting of (i) a senior secured term loan facility of up to $350.0 million (of which $40.0 million shall consist of a delayed draw term loan facility) (the “Term Loan Facility”) and (ii) a senior secured revolving credit facility of up to $60.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Credit Facilities”), each as described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Bank Term Sheet”);

(b)           the issuance by the Borrower of up to $165.0 million aggregate principal amount of unsecured senior subordinated notes (the “Notes”) or, in the event the Notes are not issued at the time the Transactions are consummated, borrowings by the Borrower of up to $165.0 million under a senior subordinated unsecured credit facility (the “Bridge Facility” and, together with the Credit Facilities, the “Facilities”) as described in the Summary of Proposed Terms and Conditions attached hereto as Annex B (the “Bridge Term Sheet” and, together with the Bank Term Sheet, the “Term Sheets”); and

(c)           common equity investments by the Equity Investors indirectly into Holdings, which in turn will contribute such amounts to the common equity of Acquisition Corp (such contribution, the “Equity Contribution”), in an aggregate amount of not less than $650.0 million, which is expected to include approximately $100.0 million in the form of a contribution by the existing shareholders of the Acquired Company of their shareholdings indirectly into Holdings (the “Rollover Equity”) and the remainder in cash.

Immediately following the Acquisition, none of Holdings, Acquisition Corp or any of their respective subsidiaries will have any debt or preferred equity outstanding except as described in this paragraph and certain exceptions set forth in the Acquisition Agreement and the definitive Financing Documentation, and Holdings will have no material assets other than its equity interest in Acquisition Corp. As used below, the terms “Acquisition Corp” and “Borrower” means both Acquisition Corp prior to the Acquisition and Acquisition Corp, together with the Acquired Company, after giving effect to the Acquisition. As used herein, the term “Transactions” means, collectively, the Acquisition, the Refinancing, the borrowings under the Credit Facilities, the issuance of the Notes or the borrowings under the Bridge Facility (as applicable), the Equity Contribution and the payments of fees, commissions and expenses in connection with each of the foregoing.

In addition, at your request, Wachovia Securities has delivered to you a separate engagement letter dated the date hereof (the “Engagement Letter”) setting forth, among other things, the terms on which Wachovia Securities has, in response to your request, proposed terms for it to act, subject to your Designation Rights, as bookrunning manager, underwriter, initial purchaser and placement agent for (i) the Notes or (ii) if the Bridge Facility is funded on the Closing Date, the issuance or sale of any debt securities for the purpose of refinancing all or a portion of the outstanding amounts under the Bridge Facility (including any exchange notes issued in connection therewith) (the “Permanent Financing”). Notwithstanding your Designation Rights, it is understood that Wachovia Securities will act as sole bookrunner with respect to any Permanent Financing and will receive no less than 80% of the economics associated with such Permanent Financing and will appear on the top left of any other investment bank or institution participating in such offering and will have the roles and responsibilities customarily understood to be associated with such placement. Notwithstanding the foregoing, Wachovia Securities may opt to receive a lesser role or to reduce its economic share in connection with the Permanent Financing.

1.             Commitments.

(a)           You have requested that (i) Wachovia Bank commit to provide the Credit Facilities and (ii) Wachovia Investments commit to provide the Bridge Facility. Wachovia Bank is pleased to advise you of its commitment to provide to the Borrower 100% of the principal amount of the Credit Facilities (the “Bank Commitment”) and Wachovia Investments is pleased to advise you of its commitment to provide to the Borrower 100% of the principal amount of the Bridge Facility (the “Bridge Commitment” and, together with the Bank Commitment, the “Commitments”), in each case upon the terms set forth in this Commitment Letter and in the Term Sheets and the conditions set forth in Section 2 of the Commitment Letter and in the Conditions Annex attached as Annex C hereto (the “Conditions Annex”).

(b)           It is agreed that Wachovia Securities acting alone or through or with affiliates selected by it, will act as the sole lead bookrunner and sole lead arranger (in such capacity, the “Arranger”) for a syndicate of financial institutions and other entities reasonably acceptable to you (such financial institutions and other entities committing to the Credit Facilities, including Wachovia Bank, the “Bank Lenders”; such financial institutions and other entities committing to the Bridge Facility, including Wachovia Investments, the “Bridge Lenders”; and the Bridge Lenders together with the Bank Lenders, the “Lenders”). It is understood that you and the Sponsor shall have the right to appoint (the “Designation Rights”) additional financial institutions as co-lead arrangers, agents or co-agents, with an agreed-upon percentage of the economics and commitment amounts for each of the Facilities being allocable to such institutions. It is also agreed that Wachovia Bank and Wachovia Investments, respectively, will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for each of the Credit Facilities and the Bridge Facility, respectively. Notwithstanding your Designation Rights, it is understood that Wachovia Securities will be a joint lead arranger in connection with the Credit Facilities, will receive no less than 40% of the fees associated with the Credit Facilities, will act as Administrative Agent in connection with the Credit Facilities and will appear on the top left of any marketing or other materials used in connection with the syndication of the Credit Facilities and will have the roles and responsibilities customarily understood to be associated with such placement. Notwithstanding your Designation Rights, it is understood that Wachovia Securities will act as the sole bookrunner in connection with the Bridge Loans, will receive no less than 80% of the fees associated with the Bridge Loans and will appear on the top left of any marketing or other materials used in connection with the syndication of the Bridge Facility and will have the roles and responsibilities customarily understood to be associated with such placement. Notwithstanding the foregoing, Wachovia Securities may opt to receive a lesser role or to reduce its economic share in connection with the Bridge Facility.

2.             Conditions to Commitments. The Commitments of Wachovia Bank and Wachovia Investments and the undertakings of Wachovia Securities hereunder are subject to:

(a)           your written acceptance of a letter dated the date hereof from the Wachovia Parties to you (the “Fee Letter”) pursuant to which you agree to pay, or cause to be paid, to the Wachovia Parties certain fees and expenses to the extent that you have accepted this Commitment Letter with respect to such Facilities;

(b)           our being satisfied that, after the date hereof and until completion of a Successful Syndication of our Facilities, none of the Borrower, Holdings or the Acquired Company nor any of their respective subsidiaries shall have announced, arranged, syndicated or issued any debt financing (including convertible securities) without our prior written consent, other than the Facilities and the Notes and other than debt incurred in the ordinary course of business (including, without limitation, revolver borrowings or capital leases);

(c)           since the date of the Acquisition Agreement, no change, circumstance or effect shall have occurred that has had or would reasonably be expected to have a Company Material Adverse Effect. As used in this Commitment Letter, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any facts, circumstances, events or changes that are materially adverse to the business, properties, assets, results of operation, financial condition or profitability of the Acquired Company, its Affiliates (as defined in the Acquisition Agreement) and the Managed Practices (as defined in the Acquisition Agreement), taken as a whole, but shall not include facts, circumstances, events or changes (a) generally affecting the industries in which the Acquired Company, its Subsidiaries and the Managed Practices (as defined in the Acquisition Agreement) operate in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or (b) to the extent resulting from (i) the announcement or the existence of, or compliance with, the Acquisition Agreement or the announcement of the Merger (as defined in the Acquisition Agreement) or any of the other transactions contemplated by the Acquisition Agreement, (ii) changes in applicable Law (as defined in the Acquisition Agreement), changes in GAAP (as defined in the Acquisition Agreement) or accounting standards, or (iii) any actions required under the Acquisition Agreement to obtain any antitrust approval for the consummation of the transactions contemplated by the Acquisition Agreement, provided, however, that any change, effect, development, event or occurrence described in the foregoing clause (a) or (b)(ii) above shall not constitute or give rise to a Company Material Adverse Effect only if and to the extent that such change, effect, development, event or occurrence does not have a materially disproportionate effect on the Acquired Company and its Affiliates (as defined in the Acquisition Agreement) as compared to other participants in the industries in which the Acquired Company, its Affiliates (as defined in the Acquisition Agreement) and the Managed Practices (as defined in the Acquisition Agreement) operate in the United States; and provided further that in the event the Acquired Company should fail to meet any expected financial or operating performance targets, the fact of such failure, alone, would not constitute a Company Material Adverse Effect, it being understood that the facts or occurrences giving rise to or contributing to such failure, but not otherwise excluded from the definition of a Company Material Adverse Effect, may be taken into account in determining whether there has been a Company Material Adverse Effect. Notwithstanding the foregoing, for purposes of this condition to our Commitments in this Section 2(c) only, however, prior to obtaining Company Shareholder Approval (as defined in the Acquisition Agreement), facts, circumstances, events or changes that have a materially disproportionate adverse effect on the industries in which the Acquired Company and its Subsidiaries and Managed Practices (as defined in the Acquisition Agreement) operate in the United States shall constitute a Company Material Adverse Effect;

(d)           the truth and accuracy of the representation and warranty by of the Acquired Company to the Parent (as defined in the Acquisition Agreement) in the Acquisition Agreement that since December 31, 2006 through the date of the Acquisition Agreement, there has not been any event, development or state of circumstances that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the breach of which such representation by the Acquired Company would cause or would have a Company Material Adverse Effect; and

(e)           the satisfaction of all other conditions described herein and in the Conditions Annex.

3.             Syndication.

(a)           You agree to assist us in achieving a syndication of the Facilities that is reasonably satisfactory to us and to you, which we intend to conduct before the closing of the Facilities (but which we reserve the right to conduct, and continue to conduct, after the closing of the Facilities) and you agree that we shall have had a reasonable opportunity and reasonable period of time in which to conduct such syndication (which shall be at least 30 days), provided that (a) Wachovia Securities will not syndicate (i) to those banks, financial institutions or other persons separately identified in writing by you or the Sponsor to us, (ii) to competitors of the Acquired Company, (iii) to Excluded Affiliates (as defined below) or (iv) to any institutions engaged as principals primarily in private equity or venture capital (collectively, the

“Disqualified Institutions”); provided further that Wachovia shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred. To assist us in our syndication efforts, you agree, upon our request, until the earlier of (x) six months after the Closing Date and (y) the date on which a Successful Syndication is achieved to (i) provide, and cause your subsidiaries and, to the extent possible using your commercially reasonable efforts, the Acquired Company to provide to the Arranger all available information concerning the Acquired Company (other than any such information the disclosure of which would violate a confidentiality agreement or waive attorney-client privilege) reasonably requested to complete a Successful Syndication, (ii) assist, and cause your subsidiaries and, to the extent possible using your commercially reasonable efforts, the Acquired Company to assist, the Arranger in the preparation of one or more confidential information memoranda and other customary marketing materials to be used in connection with the syndication, (iii) make available (including at one meeting of prospective Lenders) your representatives, representatives of the Sponsor and, to the extent possible using your commercially reasonable efforts, representatives of the Acquired Company on reasonable prior notice and at reasonable times and places, (iv) use your commercially reasonable efforts to ensure that at least 15 days prior to the Closing Date (x) the Credit Facilities, the Notes and/or the Bridge Facility have each received a rating from Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and (y) the Borrower, after giving effect to the Transactions, has received monitored public corporate credit or family ratings and (v) use your commercially reasonable efforts to assist our syndication efforts through your and the Sponsor’s existing lending relationships. Without limiting your obligations to assist with syndication efforts as set forth in this paragraph and the immediately succeeding paragraph, the Wachovia Parties agree that commencement or completion of such syndication is not a condition to their commitments hereunder or the initial funding under the Facilities and the Wachovia Parties further agree that (except for purposes of determining whether a “Successful Syndication” has been achieved as described in the Fee Letter) they shall not be released from their commitment hereunder in connection with such syndications or assignments to any Lender until such Lender shall have entered into the applicable Facilities Documentation and funded the portion of the applicable Facilities required to be funded by it on the Closing Date.

(b)           The Arranger and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Facilities (in consultation with you), including decisions as to the selection and number of potential Lenders to be approached (which shall be reasonably acceptable to you), when they will be approached, whose commitments will be accepted, when they will participate and the final allocations of the commitments and any related fees among the Lenders, and the Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. Except as otherwise provided in Section 1 herein with respect to your Designation Rights, any agent or arranger or other titles or roles awarded to other Lenders are subject to the Arranger’s prior written approval. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Facilities and that the Arranger shall have sole discretion with respect to the allocation and distribution of fees among the Lenders.

4.             Information

(a)           You hereby represent and warrant that, to the best of your knowledge (i) all information (other than the Projections, as defined below, and other than information of a general economic or industry nature) concerning the Borrower, Holdings, the Acquired Company and their respective subsidiaries and the Transactions (the “Information”) that has been or will be made available to the Wachovia Parties or the Lenders by you, the Sponsor or any of your or its respective representatives in connection with the Transactions is, or will be when furnished (taken as a whole), complete and correct in all material respects and does not, or will not when furnished (taken as a whole), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (such representation made in this clause (i), the “Accuracy of Information Representation”) and (ii) all financial projections concerning the Borrower, Holdings, the Acquired Company and their respective subsidiaries that have been or will be made available to the Wachovia Parties or the Lenders by you, the Sponsor or any of your or its respective representatives in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions believed by you to be reasonable at the time they were made based on information provided by the Acquired Company, and it being understood that such financial projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ and that such differences may be material. You agree that if at any time from and including the date hereof until the earlier of a “successful syndication” and the six-month anniversary of the Closing Date, you become aware that any representation or warranty in the immediately preceding sentence would be, to your knowledge, incorrect in any material respect, then you agree to use your commercially reasonable efforts to supplement the Information and Projections from time to time until the earlier of a “successful syndication” and the six-month anniversary of the Closing Date, so that, to your knowledge, such representation or warranty would be true and correct in all material respects under those circumstances. In syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

(b)           You hereby acknowledge and agree that the Wachovia Parties will make available the In-formation, Projections and other marketing materials and presentations, including confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the In-formational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”). You hereby further acknowledge and agree that (i) potential Lenders (the “Public Lenders”) may not wish to receive material non-public information with respect to the Borrower, Holdings, the Acquired Company and their respective subsidiaries or any of their respective securities and (ii) you will assist, and cause your subsidiaries and to the extent possible using your commercially reasonable efforts, the Acquired Company to assist, the Arranger in the preparation of Informational Materials to be used in connection with the syndication of the Facilities to Public Lenders, which will only include data and materials that are either (A) publicly available or included in any prospectus, offering memorandum or preliminary private placement memorandum for the Notes or (B) not material with respect to the Borrower, Holdings, the Acquired Company and their respective subsidiaries or any of their respective securities for purposes of United States federal and state securities laws (assuming such laws are applicable to you) (such Informational Materials and any other information, data and materials, collectively, “Public Information”), (iii) you will identify and conspicuously mark any Informational Materials that consist solely of Public Information as “PUBLIC”, and (iv) you hereby represent that any Informational Materials not marked as “PUBLIC” shall constitute non-public materials that should be marked as “PRIVATE AND CONFIDENTIAL”.

5.             Indemnification.

(a)           You agree to indemnify and hold harmless the Wachovia Parties and each of their respective affiliates, directors, officers, employees, partners, representatives and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, liabilities and expenses of any kind or nature, joint or several, to which such Indemnified Party may become subject, related to or arising out of (i) any element of the Transactions, including, without limitation, the execution and delivery of this Commitment Letter, the Senior Credit Documentation (as defined in Annex A), the Bridge Loan Documentation (as defined in Annex B) and the closing of the Transactions, and (ii) the use or the contemplated use of the proceeds of the Facilities and to reimburse any Indemnified Party (within 30 days after receipt of a written request together with reasonably detailed backup documentation) for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges of one counsel and one local counsel in each relevant jurisdiction for all Indemnified Parties) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom; provided that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent resulting from (A) its (or any of its affiliates’, directors’, officers’, employees’, partners’, representatives’ or agents’ (or their heirs, successors or assigns)) bad faith, fraud, negligence or willful misconduct or (B) any material breach of the obligations of such Indemnified Party or any of its affiliates or related parties under this Commitment Letter, the Term Sheets or the Fee Letter as determined by a final non-appealable judgment of a court of competent jurisdiction. This Commitment Letter is addressed solely to you and Holdings, and none of the parties hereto shall be liable to another party hereto or their respective affiliates, directors, officers, employees, partners, representatives or agents (or their heirs, successors or assigns), you, Holdings, your or Holdings’ affiliates or any other person for any indirect or consequential (as opposed to direct) damages that may be alleged as a result of this Commitment Letter or any element of the Transactions or in respect of transmission of Informational Materials by Electronic Means.

(b)           You shall not settle any such claim or action arising out of the Transactions without the prior written consent of each Indemnified Party affected thereby, which consent will not be unreasonably withheld, unless such settlement provides for a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

(c)           You agree that no Indemnified Party shall have any liability to you or Holdings or any person asserting claims by or on behalf of you or Holdings in connection with or as a result of the Commitments or any matter referred to in this Commitment Letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by you or Holdings results from (i) bad faith, fraud, negligence or willful misconduct of any Wachovia Party or (ii) material breach of any obligation of such Wachovia Party in performing the services that are the subject of this Commitment Letter.

6.             Confidentiality. This Commitment Letter, the Fee Letter, the Engagement Letter, together with the contents hereof and thereof, are confidential and may not be disclosed by you or Holdings in whole or in part to any person or entity without our prior written consent; provided that it is understood and agreed that you may disclose, after your acceptance of this Commitment Letter, the Fee Letter and the Engagement Letter, if applicable, (a) this Commitment Letter, the Term Sheets, the Fee Letter and the contents hereof and thereof (i) to the Sponsor, the Equity Investors and to your and their respective officers, directors, agents, employees, affiliates, members, partners, stockholders, agents, attorneys, accountants, advisors and actual and potential co-investors directly involved in the consideration of this matter on a confidential basis and (ii) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so), (b) this Commitment Letter, but not the Fee Letter or the Engagement Letter (unless redacted in a manner reasonably satisfactory to us), on a confidential basis to the board of directors, officers, shareholders and advisors of the Acquired Company in connection with their consideration of the Transactions, (c) such documents (excluding the Fee Letter and the Engagement Letter) in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (d) the existence and contents of the Term Sheets to any rating agency in connection with the Transactions and (e) to the extent required by applicable law, the existence and contents of this Commitment Letter, the Term Sheets and the aggregate fees and expenses contemplated by the Fee Letter in any proxy, public filing, prospectus, offering memorandum, offering circular or other marketing materials in connection with the Acquisition or the financing thereof; provided that the foregoing restrictions shall cease to apply after the definitive Financing Documentation shall have been executed and delivered by the parties thereto. In addition, the Wachovia Parties shall be permitted to use information related to the syndication and arrangement of the Facilities in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Furthermore, the Wachovia Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of them is required to obtain, verify and record information that identifies you in accordance with the Patriot Act. Prior to the Closing Date, Wachovia Bank and Wachovia Securities shall have the right to review any public announcement or public filing made by you, Holdings, the Sponsor, or the Acquired Company or their representatives after the date hereof relating to any of the Wachovia Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

Each Wachovia Party agrees to keep confidential, and not to publish, disclose or otherwise divulge, information obtained from or on behalf of you, the Acquired Company or the Sponsor in the course of the transactions contemplated hereby, except that the Wachovia Parties shall be permitted to disclose such confidential information (a) to their respective directors, officers, agents, employees, attorneys, accountants and advisors, and to their respective affiliates (other than Excluded Affiliates) who are directly involved in the consideration of the Transactions and are made aware of and agree to comply with the provisions of this paragraph, in each case on a confidential and need-to-know basis; (b) on a confidential basis to any bona fide potential Lender that agrees to keep such information confidential in accordance with the provisions of this paragraph; (c) as required by applicable law, regulation or compulsory legal process (in which case we agree to inform you promptly thereof to the extent lawfully permitted to do so); (d) to the extent requested by any bank regulatory authority (in which case we agree to inform you promptly thereof to the extent lawfully permitted to do so); (e) to the extent such information:  (i) becomes publicly available other than as a result of a breach of this Commitment Letter, the Term Sheets or the Fee Letter or other arrangement subject to confidentiality restrictions or (ii) becomes available to the Wachovia Parties on a non-confidential basis from a source other than you or on your behalf; (f) to the extent you shall have consented to such disclosure in writing; or (g) in protecting and enforcing the Wachovia Parties’ rights with respect to this Commitment Letter; provided that no such disclosure shall be made to any affiliates that (x) are engaged as principals primarily in private equity or venture capital or (y) are engaged directly or indirectly in a sale of the Acquired Company and its subsidiaries as sell side representative or financing of other potential bidders (“Excluded Affiliates”).

7.             Other Services.

(a)           Nothing contained herein shall limit or preclude the Wachovia Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor in, any party whatsoever, including, without limitation, any competitor, supplier or customer of you, Holdings, the Sponsor, the Acquired Company or any of your or their affiliates, or any other party that may have interests different than or adverse to such parties.

(b)           You acknowledge that the Arranger and its affiliates (the term “Arranger” as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies with which you, Holdings, the Sponsor, the Acquired Company or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise (including in connection with our services as mergers and acquisitions advisor to the Acquired Company) and that the Arranger may act as it deems appropriate in acting in such capacities. In particular, you acknowledge that (i) you have been advised of the role of the Arranger as financial advisor to the Acquired Company in connection with the Acquisition and that, in such capacity, the financial advisor may advise the Acquired Company in a manner adverse to your interests, including, without limitation, by recommending that the Acquired Company not pursue or accept your bid or by providing advice on the timing, terms and conditions of closing with respect to your bid, including the

Acquisition Agreement and this Commitment Letter, (ii) the Arranger may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing to other potential purchasers of the Acquired Company and (iii) the Arranger may possess information about the Acquired Company, the Acquisition and other potential purchasers and their respective strategies and bids, but the Arranger has no obligation to furnish to you such information. You and your affiliates further acknowledge and agree that in connection with all aspects of the Transactions and the transactions contemplated by this Commitment Letter, you and your affiliates, on the one hand, and the Arranger, on the other hand, have an arm’s length business relationship that creates no fiduciary duty on the part of the Arranger and each expressly disclaims any fiduciary relationship. The Arranger will not use confidential information obtained from you or the Acquired Company in connection with the performance by the Arranger of services for other companies and will not furnish any such information to other companies. You also acknowledge that the Arranger has no obligation in connection with the Transactions to use, or to furnish to you, Holdings, the Sponsor, the Acquired Company or your or their respective subsidiaries, confidential information obtained from other companies or entities.

8.             Expiration of Commitments. This Commitment Letter and the Commitments of Wachovia Bank and Wachovia Investments and the undertakings of Wachovia Securities set forth herein shall, in the event this Commitment Letter is accepted by you as provided in the last paragraph hereof, automatically terminate without further action or notice at 5:00 p.m. (Eastern Time) on April 21, 2008 (the “Expiration Date”), if the Closing Date shall not have occurred by such time.

9.             Survival and Joint and Several Liability of Company and Guarantors. The sections of this Commitment Letter relating to Indemnification, Confidentiality and Other Services shall survive any termination or expiration of this Commitment Letter or the Commitments of Wachovia Bank or Wachovia Investments or the undertakings of Wachovia Securities set forth herein, and the sections relating to Syndication and Information shall survive until completion of the syndication of the Facilities; provided that the Indemnification and Confidentiality provisions shall be replaced in their entirety and superseded with the corresponding provisions of the Financing Documentation, and you shall be released from all liabilities and obligations hereunder.

10.           Governing Law, Etc.

(a)           This Commitment Letter, together with the Term Sheets, the Fee Letter, and, if applicable, the Engagement Letter, embody the entire agreement and understanding among the Wachovia Parties, you and Holdings with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by any of the Wachovia Parties to make any oral or written statements inconsistent with this Commitment Letter. This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Wachovia Parties, and any purported assignment without such consent shall be void. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnification,” each Indemnified Party. This Commitment Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that such facsimile transmission shall be promptly followed by the original thereof. This Commitment Letter may only be amended or modified by an agreement in writing signed by each of you, Holdings and the Wachovia Parties, and shall remain in full force and effect and not be superseded by any other documentation (including definitive Financing Documentation) unless such other documentation is signed by each of you, Holdings and the Wachovia Parties and expressly states that this Commitment Letter is superseded thereby. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. The parties hereby waive any right to trial by jury with respect to any claim or action arising out of this Commitment Letter. The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in the City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you, Holdings and the Wachovia Parties shall be effective service of process against you, Holdings and the Wachovia Parties for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you, Holdings and the Wachovia Parties are or may be subject by suit upon judgment.

(b)           By signing this Commitment Letter, each of the parties hereto hereby acknowledges and agrees that (i) Wachovia Bank is offering to provide the Credit Facilities separate and apart from Wachovia Investments’ offer to provide the Bridge Facility and (ii) Wachovia Investments is offering to provide the Bridge Facility separate and apart from Wachovia Bank’s offer to provide the Credit Facilities.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Arranger, together with executed counterparts of the Fee Letter (and, if you have accepted this Commitment Letter with respect to the Bridge Facility, an executed counterpart of the Engagement Letter), by no later than 5:00 p.m. (Eastern Time) on October 19, 2007. This Commitment Letter, the Commitments of Wachovia Bank and Wachovia Investments and the undertakings of Wachovia Securities set forth herein and the agreement of the Arranger to provide the services set forth herein, shall automatically terminate at such time without further action or notice unless signed counterparts of this Commitment Letter, the Fee Letter and, if applicable, the Engagement Letter, shall have been delivered to the Arranger in accordance with the terms of the immediately preceding sentence.

Sincerely,

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/Kurt Brechnitz
Name: Kurt Brechnitz
Title: Managing Director

WACHOVIA INVESTMENT HOLDINGS, LLC

By:	/s/Kurt Brechnitz
Name: Kurt Brechnitz
Title: Managing Director

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/Kurt Brechnitz
Name: Kurt Brechnitz
Title: Managing Director

The provisions of this Commitment Letter with respect to the Credit Facilities are agreed to and accepted as of the date first above written:

Radiation Therapy Services Holdings, Inc.

By:	/s/Erin L. Russell
Name: Erin L. Russell
Title: Vice President

The provisions of this Commitment Letter with respect to the Bridge Facility are agreed to and accepted as of the date first above written:

Radiation Therapy Services Holdings, Inc.

By:	/s/Erin L. Russell
Name: Erin L. Russell
Title: Vice President